

                                                                                                EXHIBIT 11

                           DATA GENERAL CORPORATION

         COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE

                        (In thousands except per share amounts)

                                                                Fiscal Year Ended

                                               ----------------------------------------------------------
                                                Sept. 28,   Sept. 30,   Sept. 24,   Sept. 25,   Sept. 26,
                                                   1996       1995        1994        1993        1992
                                               ----------   ---------   ---------   ---------   ---------


Primary earnings per share:
Net income (loss) ............................   $ 28,145   $(46,703)   $(87,693)   $(60,479)   $(62,512)
                                                 ========   ========    ========    ========    ========

Weighted average shares outstanding ..........     38,769     37,052      35,774      34,464      32,788

Incremental shares from use of treasury
  stock method for stock options .............      2,312        814        --           412        --
                                                 --------   --------    --------    --------    --------

Common and common equivalent
  shares, where applicable ...................     41,081     37,866      35,774      34,876      32,788
                                                 ========   ========    ========    ========    ========

Net income (loss) per share ..................   $   0.68   $  (1.23)   $  (2.45)   $  (1.73)   $  (1.91)
                                                 ========   ========    ========    ========    ========

Earnings per share assuming full dilution: (a)
Net income (loss) ............................   $ 28,145   $(46,703)   $(87,693)   $(60,479)   $(62,512)
                                                 ========   ========    ========    ========    ========

 Weighted average shares outstanding .........     38,769     37,052      35,774      34,464      32,788

Incremental shares from use of treasury
  stock method for stock options .............      2,565        907        --           432        --
                                                 --------   --------    --------    --------    --------

Common and common equivalent shares
  assuming full dilution, where applicable ...     41,334     37,959      35,774      34,896      32,788
                                                 ========   ========    ========    ========    ========

Net income (loss) per share ..................   $   0.68   $  (1.23)   $  (2.45)   $  (1.73)   $  (1.91)
                                                 ========   ========    ========    ========    ========


--------------------------------------------------------------------------

(a) For the years ended September 28, 1996, September 30, 1995, September 24, 1994, September 25, 1993 and September 26, 1992, the assumed conversion of convertible debentures, giving effect to the incremental shares and the adjustment to reduce interest expense, results in anti-dilution and has therefore been excluded from the computation. For the years ended September 24, 1994 and September 26, 1992, the assumed exercise of options outstanding under the company's stock options plan using the treasury stock method, is anti-dilutive and has been excluded from the computation.